Exhibit 2.1
AMENDMENT NO. 1
TO
ASSET AND STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) dated as of July 14, 2022, to the Asset and Stock Purchase Agreement, dated as of September 8, 2021 (the “Agreement”), by and between Spectrum Brands, Inc., a Delaware corporation (“Seller”), and ASSA ABLOY AB, an aktiebolag duly incorporated under the laws of Sweden with corporate identity number 556059-3575 (“Buyer”), is made by and between Seller and Buyer (collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Parties are party to the Agreement; and

WHEREAS, pursuant to Section 13.03(a) of the Agreement, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the Parties agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

ARTICLE 2
Amendments to Agreement
Section 2.01. Section 12.01(b) of the Agreement is hereby amended by amending and restating the provision as follows:

“by either Seller or Buyer if the Closing shall not have occurred on or before June 30, 2023 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to have occurred by such time;”

ARTICLE 3
Amendments to Disclosure Schedule
Section 3.01. Section 7.01(d) of the Disclosure Schedule is hereby amended by amending and restating such schedule as set forth on Annex A hereto.

ARTICLE 4
Miscellaneous

Section 4.01. No Other Amendment. Except as specifically amended hereby, the Agreement shall continue in full force and effect as written.

Section 4.02. Incorporation by Reference. The provisions of Sections 13.02 (Notices), 13.03 (Amendments and Waivers), 13.05 (Successors and Assigns), 13.06 (Governing Law), 13.07 (Jurisdiction), 13.08 (Counterparts; Effectiveness; No Third-Party Beneficiaries), 13.09 (Specific Performance), 13.10 (Entire Agreement), 13.12 (Severability), and 13.16 (Waiver of Jury Trial) of the Agreement are hereby incorporated into this Amendment as if fully set forth herein, mutatis mutandis.

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
SPECTRUM BRANDS, INC.

By
    Name: David Maura
    Title: Chairman & CEO

[Signature page to Amendment No. 1 to Asset and Stock Purchase Agreement]

ASSA ABLOY AB

By
    Name: Lucas Boselli
    Title: Executive Vice President

[Signature page to Amendment No. 1 to Asset and Stock Purchase Agreement]

ANNEX A
Section 7.01(d) – Regulatory Approvals

1.The Residential business segment of Buyer or its Affiliates for customers outside of North America (other than divesting the Vietnam Facility);
2.The Yale brand business of Buyer and its Affiliates, other than:
a.divesting the Yale North America electronics business, including the facility located at Lô A10, KCN, Bá Thiện 2, Thiện Kế, Bình Xuyên, Vĩnh Phúc, Vietnam (the “Vietnam Facility”)
b.divesting the Yale brand in residential in the United States and Canada
c.agreeing to cease to use the Yale brand in the United States and Canada
3.The Kwikset brand business of Seller and its Affiliates.